Exhibit 4.5

SUPPLEMENTAL INDENTURE NO. 16

Supplemental Indenture No. 16 (this “Supplemental Indenture”), dated as of November 30, 2010, among Domus Holdings Corp. (the “Parent Guarantor”), the indirect parent of Realogy Corporation, a Delaware corporation (the “Issuer”), and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee to Wells Fargo Bank, National Association (“Wells Fargo”), as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, each of the Issuer and the Note Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 10, 2007, as supplemented, providing for the issuance of an unlimited aggregate principal amount of 11.00%/11.75% Senior Toggle Notes due 2014 (the “Notes”);

WHEREAS, the Parent Guarantor desires to unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuer, the Trustee and the Parent Guarantor are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

GUARANTEE

Section 1.1 Agreement to Guarantee. The Parent Guarantor hereby agrees as follows:

(a) To unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that (the foregoing, the “Guaranteed Obligations”):

(i) the principal of and interest, premium and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuer under the Indenture and the Notes will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Indenture or any Note Guarantee, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever.

(d) This Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Note Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Note Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Parent Guarantor shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment is made in full of all obligations guaranteed hereby.

(g) After giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy Law or fraudulent conveyance laws, this Guarantee shall be limited to the maximum amount permissible such that the obligations of such Parent Guarantor under this Guarantee will not constitute a fraudulent transfer or conveyance.

(h) This Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer or any Note Guarantor for liquidation, reorganization, should the Issuer or Note Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s or any Note Guarantor’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(i) In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j) Each payment to be made by the Parent Guarantor in respect of this Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 1.2 Execution and Delivery. The Parent Guarantor agrees that this Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

Section 1.3 Releases. This Guarantee shall be automatically and unconditionally released and discharged, and no further action by the Parent Guarantor, the Issuer or the Trustee is required for the release of the Parent Guarantor’s Guarantee, upon:

(a) the Issuer ceasing to be a Subsidiary of the Parent Guarantor; or

(b) the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 of the Indenture or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture.

ARTICLE II

SUBORDINATION

Section 2.1 Agreement To Subordinate. The Parent Guarantor and the Issuer agree, that the obligations of the Parent Guarantor under the Guarantee set forth in Article I above are subordinated in all respects, including in right of payment, to the extent and in the manner provided in this Article II, to the prior payment of all Senior Indebtedness (as defined below) of the Parent Guarantor and that the subordination is for the benefit of and enforceable by the holders of Senior Indebtedness. The Guarantee shall in all respects rank pari passu with all other Pari Passu Indebtedness (as defined below) of the Parent Guarantor and senior in right of payment to all Subordinated Indebtedness (as defined below) of the Parent Guarantor and only indebtedness of the Parent Guarantor, which is Senior Indebtedness shall rank senior to this Guarantee in accordance with the provisions set forth herein. All provisions of this Article II shall be subject to Section 2.11 below.

Section 2.2 Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Parent Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of the Parent Guarantor or in a reorganization of or similar proceeding relating to the Parent Guarantor or its property:

(a) the holders of Senior Indebtedness of the Parent Guarantor shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before Holders of the Notes shall be entitled to receive any payment; and

(b) until the Senior Indebtedness of the Parent Guarantor is paid in full in cash, any payment or distribution to which Holders of the Notes would be entitled but for the subordination provisions of this Article II shall be made to holders of such Senior Indebtedness as their interests may appear, except that, so long as the Holders are not in the same or a higher class of creditors in such liquidation, dissolution or proceeding as the holders of the Senior Indebtedness, Holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as this Guarantee (such stock and debt securities referred to herein as “Permitted Junior Securities”); and

(c) if a distribution is made to Holders of the Notes that, due to the subordination provisions, should not have been made to them, such Holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Parent Guarantor and pay it over to them as their interests may appear.

Section 2.3 Default on Senior Indebtedness of the Parent Guarantor. The Parent Guarantor shall not make any payment with respect to the Guaranteed Obligations or make any deposit pursuant to Article 8 or Article 11 of the Indenture and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) (except that Holders of the Notes may receive and retain (x) Permitted Junior Securities and (y) payments or deposits made pursuant to Article 8 or Article 11), if either of the following occurs (a “Payment Default”):

(a) a default in the payment of the principal of, premium, if any, or interest on any Senior Indebtedness of the Parent Guarantor occurs and is continuing or any other amount owing in respect of any Senior Indebtedness of the Parent Guarantor is not paid when due, or

(b) any other default on Senior Indebtedness of the Parent Guarantor occurs and the maturity of such Senior Indebtedness of the Parent Guarantor is accelerated in accordance with its terms,

unless, in either case, the Default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash; provided, however, that the Parent Guarantor shall be entitled to pay the Notes without regard to the foregoing if the Parent Guarantor and the Trustee receive written notice approving such payment from the Representatives of all Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Senior Indebtedness of the Parent Guarantor pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Parent Guarantor shall not pay the Guaranteed Obligations (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer and the Parent Guarantor) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative (as defined below) of such Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. With respect to Indebtedness under the credit agreement among the Company, Domus Intermediate Holdings Corp. a Delaware limited liability company, as guarantor, the other guarantors named therein, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”), a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee, the Issuer and the Parent Guarantor from the Person or Persons who gave such Blockage Notice; (ii) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (iii) because such Senior Indebtedness has been repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the first paragraph of this Section 2.3 and Section 2.2 hereof), unless the holders of such Senior Indebtedness or the Representative of such Senior Indebtedness shall have accelerated the maturity of such Senior Indebtedness or a Payment

Default exists, the Parent Guarantor shall be permitted to resume paying the Guaranteed Obligations after the end of such Payment Blockage Period (including any missed payments). The Guarantee shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Indebtedness during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Senior Indebtedness of the Parent Guarantor (other than the holders of Indebtedness under the Credit Agreement), a Representative of holders of Indebtedness under the Credit Agreement may give another Blockage Notice within such period. However, in no event shall the total number of days during which any Payment Blockage Period or Periods on the Notes is in effect exceed 179 days in the aggregate during any consecutive 360-day period. Notwithstanding the foregoing, however, no default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for a subsequent Payment Blockage Period by the Representative of such Senior Indebtedness whether or not within a period of 360 consecutive days unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions of the Senior Indebtedness under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

Section 2.4 When Distribution Must Be Paid Over. If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness of the Parent Guarantor, and pay it over to them as their interests may appear.

Section 2.5 Subrogation. After all Senior Indebtedness of the Parent Guarantor is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article II to holders of such Senior Indebtedness which otherwise would have been made to Holders is not, as between the Parent Guarantor and Holders, a payment by the Parent Guarantor on such Senior Indebtedness.

Section 2.6 Relative Rights. This Article II defines the relative rights of Holders and holders of Senior Indebtedness of the Parent Guarantor. Nothing in this Supplemental Indenture shall:

(a) impair, as between the Parent Guarantor and Holders, the obligation of the Parent Guarantor, which is absolute and unconditional, to pay principal of and interest on the Guaranteed Obligations in accordance with their terms;

(b) prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness of the Parent Guarantor to receive payments or distributions otherwise payable to Holders and such other rights of such holders of Senior Indebtedness as set forth herein; or

(c) affect the relative rights of Holders and creditors of the Issuer other than their rights in relation to holders of Senior Indebtedness.

Section 2.7 Subordination May Not Be Impaired by the Parent Guarantor. No right of any holder of Senior Indebtedness of the Parent Guarantor to enforce the subordination of this Guarantee shall be impaired by any act or failure to act by the Parent Guarantor or by their failure to comply with this Supplemental Indenture.

Section 2.8 Rights of Trustee and Paying Agent. Notwithstanding Section 2.3 hereof, the Trustee or any Paying Agent may continue to make payments on the Guaranteed Obligations and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than three Business Days prior to the date of such payment, a Trust Officer at the Corporate Trust Office of the Trustee receives notice satisfactory to him that payments may not be made under this Article II. The Parent Guarantor, the Issuer, the Registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of the Parent Guarantor shall be entitled to give the notice; provided, however, that, if an issue of Senior Indebtedness of the Parent Guarantor has a Representative, only the Representative shall be entitled to give the notice.

The Trustee in its individual or any other capacity shall be entitled to hold Senior Indebtedness of the Parent Guarantor with the same rights it would have if it were not Trustee. The Registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article II with respect to any Senior Indebtedness of the Issuer which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and nothing in Article 7 of the Indenture shall deprive the Trustee of any of its rights as such holder. Nothing in this Article II shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 of the Indenture or any other Section of the Indenture.

Section 2.9 Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of the Parent Guarantor, the distribution may be made and the notice given to their Representative (if any).

Section 2.10 Article II Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment pursuant to the Notes by reason of any provision in this Article II shall not be construed as preventing the occurrence of a Default. Nothing in this Article II shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

Section 2.11 Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to Article 8 or Article 13 of the Indenture shall not be subordinated to the prior payment of any Senior Indebtedness of the Parent Guarantor or subject to the restrictions set forth in this

Article II, and none of the Holders shall be obligated to pay over any such amount to the Issuer, the Parent Guarantor or any holder of Senior Indebtedness of the Parent Guarantor or any other creditor of the Parent Guarantor; provided that the subordination provisions of this Article II were not violated at the time the applicable amounts were deposited in trust pursuant to Article 8 or Article 13 hereof, as the case may be.

Section 2.12 Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article II, the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 2.2 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives of Senior Indebtedness of the Parent Guarantor for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of the Parent Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article II. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Parent Guarantor to participate in any payment or distribution pursuant to this Article II, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article II, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 and 7.02 of the Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article II.

Section 2.13 Trustee To Effectuate Subordination. Each Holder authorizes and expressly directs the Trustee, on his behalf, to take such action as may be necessary or appropriate to effectuate the subordination between the Holders and the holders of Senior Indebtedness of the Parent Guarantor as provided in this Article II and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 2.14 Trustee Not Fiduciary for Holders of Senior Indebtedness of the Parent Guarantor. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Parent Guarantor and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Parent Guarantor or any other Person, money or assets to which any holders of Senior Indebtedness of the Parent Guarantor shall be entitled by virtue of this Article II or otherwise.

Section 2.15 Reliance by Holders of Senior Indebtedness of the Parent Guarantor on Subordination Provisions. The foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Parent Guarantor, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Parent Guarantor may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article II or the obligations hereunder of the Holders to the holders of the Senior Indebtedness of the Parent Guarantor, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness of the Parent Guarantor, or otherwise amend or supplement in any manner Senior Indebtedness of the Parent Guarantor, or any instrument evidencing the same or any agreement under which Senior Indebtedness of the Parent Guarantor is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness of the Parent Guarantor; (iii) release any Person liable in any manner for the payment or collection of Senior Indebtedness of the Parent Guarantor; and (iv) exercise or refrain from exercising any rights against the Parent Guarantor and any other Person.

Section 2.16 Definitions.

“Pari Passu Indebtedness” as used herein means (i) the Parent Guarantor’s Guaranteed Obligations (as defined in Supplemental Indenture No. 16, dated as of November 30, 2010, among the Issuer, the Parent Guarantor and the Trustee, in respect of the 10.50% Senior Notes due 2014, as amended, supplemented and otherwise modified from time to time (the “Senior Cash Notes Supplemental Indenture”) to the Indenture, dated as of April 10, 2007, among the Issuer, the guarantors party thereto and Wells Fargo, as trustee, as further amended, supplemented and otherwise modified from time to time) under the Senior Cash Notes Supplemental Indenture and (ii) any Indebtedness of the Parent Guarantor that is not Senior Indebtedness or Subordinated Indebtedness.

“Representative” as used herein means the trustee, agent or representative (if any) for an issue of Senior Indebtedness; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

“Senior Indebtedness” as used herein means any future Indebtedness of the Parent Guarantor that is designated by the Parent Guarantor as Senior Indebtedness.

“Subordinated Indebtedness” as used herein means (i) the Parent Guarantor’s Guaranteed Obligations (as defined in Supplemental Indenture No. 16, dated as of November 30, 2010, among the Issuer, the Parent Guarantor and the Trustee, in respect of the 12.375% Senior Subordinated Notes due 2015, as amended, supplemented and otherwise modified from time to time (the “Senior Subordinated Notes Supplemental Indenture”) to the Indenture, dated as of April 10, 2007, among the Issuer, the guarantors party thereto and Wells Fargo, as trustee, as further amended, supplemented and otherwise modified from time to time) under the Senior Subordinated Notes Supplemental Indenture and (ii) any Indebtedness, Guarantee or obligation of the Parent Guarantor that specifically provides that such Indebtedness, Guarantee or obligation is to rank junior in right of payment with the Guaranteed Obligations.

ARTICLE III

MISCELLANEOUS

Section 3.1 No Recourse Against Others. No director, officer, employee, incorporator or holder of any Equity Interests of the Parent Guarantor or any direct or indirect parent (other than the Parent Guarantor) shall have any liability for any obligations of the Issuer, the Note Guarantors or the Parent Guarantor under the Notes, the Note Guarantees, the Indenture, this Guarantee or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 3.2 Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.3 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 3.4 Counterparts/Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.5 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.6 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Parent Guarantor.

Section 3.7 Benefits Acknowledged. The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

Section 3.8 Successors. All agreements of the Parent Guarantor in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 1.1(i) hereof or elsewhere in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
	Name:	Anthony E. Hull
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

DOMUS HOLDINGS CORP.

By:	/s/ Anthony E. Hull
	Name:	Anthony E. Hull
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer

THE BANK OF NEW YORK MELLON (formerly known as THE BANK OF NEW YORK), as Trustee

By:	/s/ Thomas J. Provenzano
	Name:	Thomas J. Provenzano
	Title:	Vice President